TEMA ETF TRUST 485BPOS

Exhibit 99(i)

June 26, 2025

Tema ETF Trust

1919 M Street, N.W., Suite 700

Washington, D.C. 20036

September 25, 2023

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared with respect to the Registrant was filed with the Securities and Exchange Commission as Exhibit (i) to Post-Effective Amendment No. 61 to the Tema ETF Trust’s Registration Statement on Form N-1A (File Nos. 333-267188 and 811-23823), via EDGAR Accession No. 0001999371-25-003099 on March 25, 2025.

We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 74 under the Securities Act of 1933 (Amendment No. 77 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very Truly Yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP